EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Vital Signs, Inc.

We hereby consent to the incorporation of our reports dated November 29, 2005 included in this Form 10-K, on the consolidated financial statements of Vital Signs, Inc. as of September 30, 2005 and 2004 and for each of the three years ended September 30, 2005 and on management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, into the Company’s previously filed Registration Statements on Form S-8 (Nos. 33-40586, 33-43702, 33-47298, 33-73800, 333-09705, 333-37927, 333-111807 and 333-111808).

GOLDSTEIN GOLUB KESSLER LLP New York, New York
December 14, 2005